November 5, 2018

Peter C. Halt
Chief Financial Officer
TiVo Corporation
2160 Gold Street
San Jose, CA 95002

       Re: TiVo Corporation
           Form 10-K for the Fiscal Year Ended December 31, 2017
           Filed February 27, 2018
           Form 10-Q for the Quarterly Period Ended March 31, 2018 Filed May 10, 2018
           File No. 001-37870

Dear Mr. Halt:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Information
Technologies
                                                          and Services